UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2023

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2023, the Board of Directors (the “Board”) of NetScout Systems, Inc. (the “Corporation”), upon the recommendation of the Nominating and Corporate Governance Committee (the “Committee”) of the Board, increased the size of the Board to eleven members. The Board then appointed, upon the recommendation of the Committee, (i) Shannon Nash to serve as a Class I Director and (ii) Marlene Pelage to serve as a Class II Director. Ms. Nash will serve until the 2024 annual meeting of stockholders or until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Ms. Pelage will serve until the 2025 annual meeting of stockholders or until her successor is duly elected and qualified, or until her earlier death, resignation or removal. The Board determined that Ms. Nash and Ms. Pelage are each independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC and those set forth in the Securities Exchange Act of 1934, as amended. The Board also appointed, upon the recommendation of the Committee, Ms. Nash and Ms. Pelage each to serve on the Audit Committee of the Board.

Ms. Nash and Ms. Pelage will each receive compensation as non-employee directors in accordance with the Corporation’s non-employee director compensation practices, as described in the Corporation’s Summary of Non-Employee Director Compensation, filed as Exhibit 10.2 to the Corporation’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2021, prorated based on the commencement of their board service and the annual meeting date. Also in accordance with such practices, on January 24, the Board approved the grant to each of Ms. Nash and Ms. Pelage of 4,085 restricted stock units pursuant to the Corporation’s 2019 Equity Incentive Plan, as amended and restated (the “2019 Plan”). The restricted stock units are subject to the terms and conditions of the 2019 Plan and applicable award documentation and shall vest as follows, subject to Continuous Service (as defined in the 2019 Plan) through the applicable vesting date: (i) 100% of the shares underlying the restricted stock units shall vest on the first anniversary of the grant date provided that Ms. Nash or Ms. Pelage, as applicable, attends, in the aggregate, at least 75% of all Board and committee meetings of which she is a member, and (ii) if such attendance requirements are not met, 100% of the shares underlying the restricted stock units shall vest on the third anniversary of the date of grant.

In connection with their appointment to the Board, the Corporation intends to enter into its standard form of director and officer indemnification agreement with each of Ms. Nash and Ms. Pelage, which form is filed as Exhibit 10.1 to the Corporation’s Quarterly Report on Form 10-Q filed with the SEC on January 28, 2014. Such agreement requires the Corporation, under the circumstances and to the extent provided for therein, to indemnify Ms. Nash and Ms. Pelage, as the case may be, to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by either of them as a result of either of them being made a party to certain actions, suits, proceedings and other actions by reason of the fact that either of them is or was a director of the Corporation.

Neither Ms. Nash nor Ms. Pelage were selected by the Board to serve as a director pursuant to any arrangement or understanding with any person, nor has either of them engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On January 25, 2023, the Corporation issued a press release announcing Ms. Nash’s and Ms. Pelage’s appointment to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press release dated January 25, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Jean Bua
Executive Vice President and Chief Financial Officer

Date: January 25, 2023